                                                                    Exhibit 10.4

                                 RES-CARE, INC.
                             10140 LINN STATION ROAD
                           LOUISVILLE, KENTUCKY 40223

                                December 31, 2002



Ralph G. Gronefeld, Jr.
4106 Willow Reed Place
Louisville, Kentucky 40299

     RE:   EMPLOYMENT AGREEMENT - AMENDMENTS

Dear Ralph:

     This letter is in reference to that certain Employment Agreement between Res-Care, Inc. and you ("Employment Agreement"). Any capitalized terms not otherwise specifically defined in this letter agreement shall have the meanings given to them in the Employment Agreement.

     Pursuant to the second literary paragraph of paragraph (a) of Section 3 of the Employment Agreement, Employee is entitled to an increase in Base Salary as of January 1, 2003. Company and Employee have agreed that in lieu of such increase in Base Salary, effective March 28, 2003, the Company shall grant to Employee options to purchase 7,130 shares of Company common stock, at an exercise price based upon the closing sale price of Company common stock as reported on the Nasdaq National Market on such date. Provided Employee is employed by the Company on December 1, 2003, all of such options shall vest and be exercisable on December 1, 2003. Except as otherwise agreed in writing by the Company and you, provided that the Employment Agreement or your employment thereunder is not terminated for any reason, your Base Salary shall continue to be $235,000 during the period January 1, 2003 through December 31, 2003.

     Pursuant to paragraph (b) of Section 3 of the Employment Agreement, Employee participates in the Incentive Program. Company and Employee agree that commencing with the calendar year 2003 and for succeeding calendar years the Operational Incentive shall be calculated and payable on an annual, rather than quarterly, basis. In addition, paragraphs (a) through (f), inclusive, of Section 5 of the Employment Agreement shall be amended by deleting the word "quarter" each place it appears therein and substituting the word "year" for the same. Company and Employee have also agreed that the Company may elect to pay all or a portion of any Operational Incentive earned by Employee for any period during the calendar year 2003 and succeeding calendar years in cash and/or options to purchase shares of Company common stock. In the event the Company elects to pay all or a portion of any Operational Incentive so earned by Employee in options to purchase shares of Company common stock, such options shall be issued on the date that the Operational Incentive so earned is payable, at an exercise price based upon the closing sale price of Company common stock as reported on the Nasdaq National Market on such date (or if such date is not a trading date for the Company common stock, on the immediately preceding trading date). All of such options shall vest and be exercisable on the date of grant.

Ralph G. Gronefeld, Jr.
December 31, 2002
Page 2



     Pursuant to the Company's vacation pay and/or paid time off plans, Employee is entitled to accrue and utilize certain amounts of vacation pay and/or paid time off. Employee agrees that during the period February 1, 2003 through June 30, 2003 (the "Suspension Period"), Employee shall not accrue any amount of vacation pay and/or paid time off and shall not be paid for such time. The amount of such vacation pay and/or paid time off that does not accrue by reason of the immediately preceding sentence shall be hereinafter referred to as the "Waived PTO." In addition, during the Suspension Period, the Employee shall utilize at least forty (40) hours of previously accrued vacation pay and/or paid time off (or if Employee has less than forty (40) hours of previously accrued vacation pay and/or paid time off as of February 1, 2003, such lesser amount) (the "Minimum Amount"). If and to the extent that Employee does not utilize the Minimum Amount, it shall be forfeited and Employee shall not be paid for such amount. In consideration for the agreements of Employee in this paragraph, either:

[  X  ]        The Company shall, effective on March 28, 2003, grant to Employee options to purchase 5,280 shares of Company common stock, at an exercise price based upon the closing sale price of Company common stock as reported on the Nasdaq National Market on such date. All of such options shall vest and be exercisable on March 28, 2003.

[     ]        If the earnings of the Company and its subsidiaries on a
          consolidated basis, determined in accordance with generally accepted accounting principles consistently applied, for each of the first, second and third quarters of the calendar year 2003 equal or exceed the respective earnings targets for each of such quarters as established by the Company's Board of Directors at its meeting on January 6, 2003, fifty percent (50%) of the Waived PTO shall be restored to the Employee on December 31, 2003 and the remaining fifty percent (50%) of the Waived PTO shall be restored to the Employee on January 31, 2004. Such restored amounts shall be eligible for the Company's PTO buy-back plan commencing on the respective dates of restoration.

Employee must make an election at the time of the Employee's execution of this letter agreement as to which of alternatives above shall be applicable to the Employee by initialing the box adjacent to the alternative selected. Once made, the Employee's election is irrevocable and may not be changed.

Ralph G. Gronefeld, Jr.
December 31, 2002
Page 3


         If the provisions of the preceding paragraph regarding the waiver and forfeiture of the Employee's vacation pay and/or paid time off create a hardship for Employee, not later than June 30, 2003, Employee may request review of such hardship by the Hardship Committee described on Exhibit A attached hereto. Any such request for hardship review shall be addressed to me.

         All stock options granted as provided in this letter agreement shall be granted pursuant to and, to the extent not expressly inconsistent herewith, governed by the Stock Plan. The number of shares to be issued under such options shall be adjusted in accordance with the terms of the Stock Plan for stock splits, stock dividends, recapitalizations and the like. Any stock options that shall not be vested at the effective date of termination of the Employee's employment by the Company shall expire and any vested options shall expire in accordance with the terms of the Stock Plan.

         Except as otherwise provided herein, the Employment Agreement shall remain unamended and in full force and effect. If the foregoing amendment to the Employment Agreement is acceptable to you, please execute both originals of this letter agreement, return both executed originals to me, and I will execute both originals, add my initials adjacent to your initials above and return one original to you. The provisions of this letter agreement are subject to approval by the Executive Compensation Committee of the Company's Board of Directors.

                                         Sincerely,


                                         /s/ Ronald G. Geary
                                         Ronald G. Geary
                                         Chairman, President and Chief Executive
                                         Officer



Agreed to this 25th day of February 2003, but effective as of December 31, 2002:


/s/  Ralph G. Gronefeld, Jr.
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Ralph G. Gronefeld, Jr.